As filed with the Securities and Exchange Commission on January 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Duck Creek Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	84-3723837
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

22 Boston Wharf Road, Floor 10

Boston, MA 02210

(888) 724-3509

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael Jackowski

Chief Executive Officer

Duck Creek Technologies, Inc.

22 Boston Wharf Road, Floor 10

Boston, MA 02210

(888) 724-3509

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Zeidel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Arthur D. Robinson, Esq. Xiaohui (Hui) Lin, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ 333-240050

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(3)	Amount Of Registration Fee(3)
Common stock, $0.01 par value per share	1,150,000	$46.00	$52,900,000	$5,771.39

(1)

Represents only the additional number of shares being registered and includes 150,000 additional shares that the underwriters have the option to purchase. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the amount being registered does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-252438).

(2)	Based on the public offering price per share.
(3)

The registrant previously registered securities on a Registration Statement on Form S-1 (Registration No. 333-252438), which was declared effective on January 28, 2021. In accordance with Rule 462(b) promulgated under the Securities Act an additional amount of securities having a proposed maximum aggregate offering price of $52,900,000 is hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Duck Creek Technologies, Inc., a Delaware corporation (the “Registrant”), is filing this registration statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-25243) (“Prior Registration Statement”), which the Commission declared effective on January 28, 2021.

The Registrant is filing this registration statement for the sole purpose of increasing by 1,150,000 shares the number of shares of its common stock, par value $0.01 per share, to be registered for sale by the Registrant and the selling stockholders as set forth below, which includes 150,000 additional shares that may be sold by the selling stockholders upon exercise of the underwriters’ option to purchase additional shares. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement and all documents incorporated by reference therein, are hereby incorporated by reference into this Registration Statement.

The table below sets forth the total number of shares registered for sale by the Registration and each selling stockholder pursuant to the Prior Registration Statement and this registration statement filed pursuant to Rule 462(b).

Registrant and Selling Stockholders	Number of Underwritten Shares:	Number of Option Shares:
Registrant:
Duck Creek Technologies, Inc.	90,000	—
Selling Stockholders:
Accenture LLP	3,564,000	540,000
Disco (Guernsey) Holdings L.P. Inc.	5,346,000	810,000

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of KPMG LLP

23.2	Consent of Skadden, Arps, Slade, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on page II-6 of the Registration Statement on Form S-1 (File No. 333-252438) filed on January 26, 2021) (a)

(a)	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on the 28th day of January, 2021.

DUCK CREEK TECHNOLOGIES, INC.

By:	/s/ Michael Jackowski
Name: Michael Jackowski
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Jackowski Michael A. Jackowski	Chief Executive Officer (principal executive officer)	January 28, 2021

/s/ Vincent Chippari Vincent A. Chippari	Chief Financial Officer (principal financial officer and principal accounting officer)	January 28, 2021

* Kathy Crusco	Director	January 28, 2021

* Roy Mackenzie	Director	January 28, 2021

* Julie Dodd	Director	January 28, 2021

* Charles Moran	Director	January 28, 2021

* Stuart Nicoll	Director	January 28, 2021

* Francis Pelzer	Director	January 28, 2021

* Larry Wilson	Director	January 28, 2021

* Jason Wright	Director	January 28, 2021

*By:	/s/ Michael Jackowski Michael A. Jackowski Attorney-in-Fact